Schedule A

Funds	Percentage of Investment Management Fee	Effective Date
FT Cboe Vest Gold Strategy Quarterly Buffer ETF	50%	January 15, 2021
FT Cboe Vest Gold Strategy Target Income ETF	50%	February 25, 2021